UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 7, 2008
FIRSTFLIGHT, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-52593	87-0617649

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

236 Sing Sing Road, Elmira-Corning Regional Airport, Horseheads, NY	14845

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (607) 739-7148
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.
     Effective October 7, 2008, FirstFlight, Inc. (“FirstFlight”) and the City of New York, acting by and through the New York City Department of Small Business Services (together, the “City”), entered into a Concession Agreement (the “Agreement”). The Agreement provides FirstFlight with the exclusive right to operate the Downtown Manhattan Heliport (the “Heliport”), which is located at Pier 6 on the East River in Manhattan and contains approximately 6,300 square feet of terminal space and 71,900 square feet of barge and pier space. The Heliport is a primary source of helicopter service for Wall Street and tourism traffic and also offers scheduled service to John F. Kennedy International Airport. Pursuant to the Agreement, FirstFlight will assume operational control of the Heliport effective on November 1, 2008.
     Under the Agreement, which has a ten year term, FirstFlight will be responsible for all heliport operations and will pay the New York City Economic Development Corporation the greater of the Minimum Annual Guarantee (“MAG”) or the Percentage of Gross Receipts (collectively, the “Retention Payments”). The MAG shall be $1.2 million in the first year of FirstFlight’s operation of the Heliport, and such guaranteed amount shall increase each year during the term of the Agreement to a MAG of approximately $1.7 million in the final year of the Agreement. Percentage of Gross Receipts shall be paid at the rate of 18% of the first $5 million of Gross Receipts (the “Base Receipts”). Additionally, the Percentage of Gross Receipts shall be increased to 25% of the amount in excess of the Base Receipts. Under the Agreement, FirstFlight has also agreed to make certain capital improvement and safety code compliance upgrades to the Heliport. $1,000,000 in improvements to the Heliport shall be made by FirstFlight in the first year of the Agreement and up to another $1,000,000 in improvements to the Heliport shall be made by the end of the fifth year of the agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FirstFlight, Inc.
Date: October 9, 2008	By:	Keith P. Bleier
Keith P. Bleier
Senior Vice President and Chief Financial Officer